EXHIBIT 99.2
ITEM 2:    PROPERTIES
The following table lists the number of manufacturing facilities, service and distribution locations, and offices by region.

	Manufacturing		Service and Distribution		Offices
	Owned	Leased	Owned	Leased	Owned	Leased
North America	4	—	—	10	1	19
Europe	14	3	—	2	—	24
Asia/Pacific	2	4	—	4	—	18
Other (rest of world)	2	2	1	1	—	10
Total	22	9	1	17	1	71
Our major manufacturing facilities are owned, while smaller factories are typically leased. Our service and distribution locations typically consist of assembly, service, and/or distribution, and may also include research and development and administrative functions. Our office locations consist primarily of sales and administration functions, and may also include research and development functions.
Our Energy and Water facilities are located throughout the world. We own our headquarters facility, which is located in Liberty Lake, Washington. Our principal properties are owned and in good condition, and we believe our current facilities are sufficient to support our operations.
On October 26, 2011, we announced projects to restructure our manufacturing operations in order to increase efficiency and lower our cost of manufacturing. Under the restructuring, we are implementing projects to close or consolidate several of our manufacturing facilities. Approximately one-third of our 31 global manufacturing locations will be impacted: six manufacturing facilities will be closed or sold, and operations at several other facilities will be reduced.